Exhibit 15.1

Letter on Unaudited Interim Financial Information

January 12, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

      We are aware that our report dated December 19, 2000 on our review of interim financial information of Apollo Group, Inc. (the “Company”) as of and for the period ended November 30, 2000 and included in the Company’s quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 (Nos. 333-46834, 33-87844, 33-88982, 33-88984, and 33-63429)

Very truly yours,

PricewaterhouseCoopers LLP